Delek Logistics Partners, LP Reports Second Quarter 2017 Results

•	Permian Basin position benefiting performance of operations on year-over-year basis

•	Declared quarterly distribution of $0.705 per limited partner unit; increased by 11.9 percent year-over-year

•	Reported second quarter 2017 net cash from operating activities of $23.9 million and distributable cash flow of $23.4 million

•	Increased potential dropdown inventory at Delek US following completion of the acquisition of Alon USA on July 1

BRENTWOOD, Tenn., August 2, 2017 -- Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics") today announced its financial results for the second quarter 2017. For the three months ended June 30, 2017, Delek Logistics reported net income attributable to all partners of $19.0 million, or $0.59 per diluted common limited partner unit. This compares to net income attributable to all partners of $18.9 million, or $0.66 per diluted common limited partner unit, in the second quarter 2016. Distributable cash flow was $23.4 million in the second quarter 2017, compared to $23.7 million in the prior-year period.

For the second quarter 2017, earnings before interest, taxes, depreciation and amortization ("EBITDA") was $30.3 million compared to $27.1 million in the prior-year period. Improved performance in the wholesale marketing and terminalling segment, led by a higher gross margin per barrel in west Texas, was the primary factor offsetting the effect of lower performance on a year-over-year basis from the SALA Gathering System and the Paline Pipeline.

Uzi Yemin, Chairman and Chief Executive Officer of Delek Logistics' general partner, remarked: "On July 1, our sponsor, Delek US, successfully completed the acquisition of Alon USA Energy, Inc. We believe this should provide a clear path for growth through future potential dropdowns, the ability to provide logistics support to a larger refining system of the combined company and by creating synergies with Delek US in west Texas. Our financial flexibility should support these growth opportunities, and we remain focused on creating long term value for our unit holders. We anticipate that the financial flexibility provided by our balance sheet and focus on growth initiatives should support a distribution per limited partner unit increase of at least 10% annually through 2019."

Yemin concluded, "We experienced sequential improvement in our west Texas operations in the second quarter as drilling activity increased and light product demand was strong. This environment resulted in better margins in our west Texas wholesale operation. Crude oil price differentials in the market supported third party crude oil shipments to the Gulf Coast on the Paline Pipeline during the second quarter. We completed our first high yield note offering in May with a $250.0 million issue and proceeds were used to reduce borrowings on our credit facility. We ended the quarter with approximately $539.0 million of capacity on our credit facility and a total leverage ratio of approximately 3.9 times. This financial position supported the 11.9 percent year-over-year increase in our declared second quarter distribution."

Distribution and Liquidity
On July 24, 2017, Delek Logistics declared a quarterly cash distribution for the second quarter of $0.705 per limited partner unit, which equates to $2.82 per limited partner unit on an annualized basis. This distribution is expected to be paid on August 11, 2017 to unitholders of record on August 4, 2017. This represents a 2.2 percent increase from the first quarter 2017 distribution of $0.69 per limited partner unit, or $2.76 per limited partner unit on an annualized basis, and an 11.9 percent increase over Delek Logistics’ second quarter 2016 distribution of $0.63 per limited partner unit, or $2.52 per limited partner unit annualized. For the second quarter 2017, the total cash distribution declared to all partners, including IDRs, was approximately $21.8 million. Based on the declared distribution for the second quarter 2017, the distributable cash flow coverage ratio for the second quarter was 1.07x.

As of June 30, 2017, Delek Logistics had total debt of approximately $396.9 million and cash of $4.9 million. Additional borrowing capacity, subject to certain covenants, under the $700.0 million credit facility was approximately $538.5 million. In May 2017, $250.0 million of 6.75 percent senior unsecured notes due 2025 were issued of which approximately $242.0 million were used to reduce borrowings on the credit facility.

Financial Results
Revenue for the second quarter 2017 was $126.8 million compared to $111.9 million in the prior year period. The increase in revenue is primarily due to higher sales prices in the west Texas wholesale business. Total operating expenses were $10.0 million, compared to $8.7 million in the second quarter 2016. This increase was primarily due to employee related expenses and contract services. Total segment contribution margin was $31.8 million in the second quarter of 2017 compared to $30.0 million in the second quarter 2016. General and administrative expenses were $2.7 million for the second quarter 2017, which is in line with the prior-year period.

Pipelines and Transportation Segment
The contribution margin in the second quarter 2017 was $17.9 million compared to $20.3 million in the second quarter 2016. This change was primarily due to reduced performance on the Paline Pipeline. During the second quarter 2017, the Paline Pipeline was a FERC regulated pipeline with a tariff established for potential shippers, compared to the prior year period when the pipeline capacity was under contract with two third-parties for a monthly fee. Also, lower volume on the SALA Gathering System on a year-over-year basis was a factor in the change in contribution margin. Operating expenses were $7.9 million in the second quarter 2017 compared to $6.9 million in the prior year period.

Wholesale Marketing and Terminalling Segment
During the second quarter 2017, contribution margin was $13.9 million, compared to $9.7 million in the second quarter 2016. This increase was primarily due to improved performance in the west Texas wholesale operations and east Texas marketing agreement on a year-over-year basis. Operating expenses increased to $2.0 million in the second quarter 2017, compared to $1.8 million in the prior year period.

In the west Texas wholesale business, average throughput in the second quarter 2017 was 13,422 barrels per day compared to 12,594 barrels per day in the second quarter 2016. The wholesale gross margin in west Texas increased year-over-year to $4.26 per barrel and included approximately $1.2 million, or $1.00 per barrel, from renewable identification numbers (RINs) generated in the quarter. During the second quarter 2016, the wholesale gross margin was $2.13 per barrel and included $1.3 million from RINs, or $1.12 per barrel. On a year-over-year basis, continued growth in drilling activity in the Permian Basin increased fuel demand and improved the supply/demand balance, which led to higher margins in the west Texas wholesale business.

Average terminalling throughput volume of 128,111 barrels per day during the quarter increased on a year-over-year basis from 126,476 barrels per day in the second quarter 2016 primarily due to higher throughput at the Tyler, Texas terminal, partially offset by a decline at other locations. During the second quarter 2017, average volume under the east Texas marketing agreement with Delek US was 77,878 barrels per day compared to 70,188 barrels per day during the second quarter 2016.

Second Quarter 2017 Results | Conference Call Information
Delek Logistics will hold a conference call to discuss its second quarter 2017 results on Thursday, August 3, 2017 at 8:00 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekLogistics.com. Participants are encouraged to register at least 15 minutes early to download and install any necessary software. For those who cannot listen to the live broadcast, a telephonic replay will be available through November 3, 2017 by dialing (855) 859-2056, passcode 56760801. An archived version of the replay will also be available at www.DelekLogistics.com for 90 days.

Investors may also wish to listen to Delek US’ (NYSE: DK) second quarter 2017 earnings conference call on Thursday, August 3, 2017 at 9:00 a.m. Central Time and review Delek US’ earnings press release. Market trends and information disclosed by Delek US may be relevant to Delek Logistics, as it is a consolidated subsidiary of Delek US. Investors can find information related to Delek US and the timing of its earnings release online by going to www.DelekUS.com.

About Delek Logistics Partners, LP
Delek Logistics Partners, LP, headquartered in Brentwood, Tennessee, was formed by Delek US Holdings, Inc. (NYSE: DK) to own, operate, acquire and construct crude oil and refined products logistics and marketing assets.

Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains “forward-looking” statements within the meaning of the federal securities laws. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions, as well as statements in the future tense, and can be impacted by numerous factors, including the fact that a substantial majority of Delek Logistics' contribution margin is derived from Delek US Holdings, thereby subjecting us to Delek US Holdings' business risks; risks relating to the securities markets generally; risks and costs relating to the age and operational hazards of our assets including, without limitation, costs, penalties, regulatory or legal actions and other effects related to releases, spills and other hazards inherent in transporting and storing crude oil and intermediate and finished petroleum products; the impact of adverse market conditions affecting the utilization of Delek Logistics' assets and business performance, including margins generated by its wholesale fuel business; an inability of Delek to successfully integrate the businesses of Delek and Alon USA Energy, Inc., to grow as expected and realize the synergies and the other anticipated benefits of its merger with Alon, which became effective as of July 1, 2017, as it relates to our potential future growth opportunities, including dropdowns, and other potential benefits; the results of our investments in joint ventures; adverse changes in laws including with respect to tax and regulatory matters and other risks as disclosed in our annual report on Form 10-K, quarterly reports on Form 10-Q and other reports and filings with the United States Securities and Exchange Commission. There can be no assurance that actual results will not differ from those expected by management or described in forward-looking statements of Delek Logistics. Delek Logistics undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Delek Logistics becomes aware of, after the date hereof.

Non-GAAP Disclosures:
EBITDA, distributable cash flow and distributable cash flow coverage ratio are non-U.S. GAAP supplemental financial measures that management and external users of our combined financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•
Delek Logistics' operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to Delek Logistics' unitholders;

•	Delek Logistics' ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

Delek Logistics believes that the presentation of EBITDA, distributable cash flow and distributable cash flow coverage ratio provide useful information to investors in assessing its financial condition, its results of operations and cash flow its business is generating. EBITDA, distributable cash flow and distributable cash flow coverage ratio should not be considered in isolation or as alternatives to net income, operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, distributable cash flow and distributable cash flow coverage ratio have important limitations as analytical tools because they exclude some, but not all items that affect net income and net cash provided by operating activities. Additionally, because EBITDA and distributable cash flow may be defined differently by other partnerships in its industry, Delek Logistics' definitions of EBITDA and distributable cash flow may not be comparable to similarly titled measures of other partnerships. Please see the tables below for a reconciliation of EBITDA and distributable cash flow to their most directly comparable financial measures calculated and presented in accordance with U.S. GAAP. Also, please see the accompanying table providing the calculation of distributable cash flow coverage ratio.

Delek Logistics Partners, LP
Condensed Consolidated Balance Sheets (Unaudited)
	June 30,	December 31,
	2017	2016

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$4,899	$59
Accounts receivable	18,270	19,202
Accounts receivable from related parties	4,158	2,834
Inventory	6,522	8,875
Other current assets	1,388	1,071
Total current assets	35,237	32,041
Property, plant and equipment:
Property, plant and equipment	347,303	342,407
Less: accumulated depreciation	(101,684)	(91,378)
Property, plant and equipment, net	245,619	251,029
Equity method investments	104,659	101,080
Goodwill	12,203	12,203
Intangible assets, net	13,888	14,420
Other non-current assets	3,926	4,774
Total assets	$415,532	$415,547
LIABILITIES AND DEFICIT
Current liabilities:
Accounts payable	$10,176	$10,853
Excise and other taxes payable	4,714	4,841
Tank inspection liabilities	939	1,013
Pipeline release liabilities	1,072	1,097
Accrued expenses and other current liabilities	4,350	2,925
Total current liabilities	21,251	20,729
Non-current liabilities:
Long-term debt	396,897	392,600
Asset retirement obligations	3,918	3,772
Other non-current liabilities	14,545	11,730
Total non-current liabilities	415,360	408,102
Total liabilities	436,611	428,831
Deficit:
Common unitholders - public; 9,067,411 units issued and outstanding at June 30, 2017 (9,263,415 at December 31, 2016)	177,532	188,013
Common unitholders - Delek; 15,294,046 units issued and outstanding at June 30, 2017 (15,065,192 at December 31, 2016)	(192,348)	(195,076)
General partner - 497,172 units issued and outstanding at June 30, 2017 (496,502 at December 31, 2016)	(6,263)	(6,221)
Total deficit	(21,079)	(13,284)
Total liabilities and deficit	$415,532	$415,547

Delek Logistics Partners, LP
Condensed Consolidated Statements of Income (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,

	2017	2016	2017	2016

	(In thousands, except unit and per unit data)
Net sales:
Affiliate	$39,824	$36,694	$76,443	$75,454
Third-party	86,945	75,159	179,799	140,455
Net sales	126,769	111,853	256,242	215,909
Operating costs and expenses:
Cost of goods sold	85,039	73,101	177,629	139,854
Operating expenses	9,966	8,730	20,324	19,194
General and administrative expenses	2,656	2,698	5,504	5,611
Depreciation and amortization	5,742	4,812	10,935	9,808
(Gain) loss on asset disposals	(5)	—	7	(44)
Total operating costs and expenses	103,398	89,341	214,399	174,423
Operating income	23,371	22,512	41,843	41,486
Interest expense, net	5,462	3,284	9,533	6,483
(Income) loss from equity method investments	(1,176)	206	(1,421)	435
Income before income tax expense	19,085	19,022	33,731	34,568
Income tax expense	108	129	159	227
Net income attributable to partners	18,977	18,893	33,572	34,341
Comprehensive income attributable to partners	$18,977	$18,893	$33,572	$34,341

Less: General partner's interest in net income, including incentive distribution rights	4,552	2,791	8,661	5,044
Limited partners' interest in net income	$14,425	$16,102	$24,911	$29,297

Net income per limited partner unit:
Common units - (basic)	$0.59	$0.66	$1.02	$1.23
Common units - (diluted)	$0.59	$0.66	$1.02	$1.22
Subordinated units - Delek (basic and diluted)	$—	$—	$—	$1.09

Weighted average limited partner units outstanding:
Common units - basic	24,335,338	24,281,930	24,331,991	20,653,210
Common units - diluted	24,375,946	24,367,091	24,371,540	20,735,389
Subordinated units - Delek (basic and diluted)	—	—	—	3,626,149

Cash distribution per limited partner unit	$0.705	$0.630	$1.395	$1.240

Delek Logistics Partners, LP
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Six Months Ended June 30,
	2017	2016

Cash Flow Data
Net cash provided by operating activities	$47,411	$57,589
Net cash used in investing activities	(8,804)	(35,919)
Net cash used in financing activities	(33,767)	(21,670)
Net increase in cash and cash equivalents	$4,840	$—

Delek Logistics Partners, LP
Reconciliation of Amounts Reported Under U.S. GAAP
	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2017	2016	2017	2016
Reconciliation of net income to EBITDA:
Net income	$18,977	$18,893	$33,572	$34,341
Add:
Income tax expense	108	129	159	227
Depreciation and amortization	5,742	4,812	10,935	9,808
Interest expense, net	5,462	3,284	9,533	6,483
EBITDA	$30,289	$27,118	$54,199	$50,859

Reconciliation of net cash from operating activities to distributable cash flow:
Net cash provided by operating activities	$23,937	$31,215	$47,411	$57,589
Changes in assets and liabilities	881	(7,133)	(2,681)	(12,534)
Maintenance and regulatory capital expenditures	(2,070)	(897)	(4,313)	(1,633)
Reimbursement from Delek for capital expenditures	784	593	3,835	802
Accretion of asset retirement obligations	(73)	(64)	(146)	(131)
Deferred income taxes	(94)	—	(119)	—
Gain (loss) on asset disposals	5	—	(7)	44
Distributable Cash Flow	$23,370	$23,714	$43,980	$44,137

Delek Logistics Partners, LP
Distributable Coverage Ratio Calculation
(In thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
Distributions to partners of Delek Logistics, LP	2017	2016	2017	2016
Limited partners' distribution on common units	$17,175	$15,310	$33,962	$30,119
General partner's distributions	350	313	692	615
General partner's incentive distribution rights	4,258	2,462	8,153	4,446
Total Distributions to be paid	$21,783	$18,085	$42,807	$35,180

Distributable Cash Flow	$23,370	$23,714	$43,980	$44,137
Distributable cash flow coverage ratio (1)	1.07x	1.31x	1.03x	1.25x
(1) Distributable cash flow coverage ratio is calculated by dividing distributable cash flow by distributions to be paid in each respective period.

Delek Logistics Partners, LP
Segment Data (unaudited)

(In thousands)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Pipelines and Transportation
Net sales:
Affiliate	$27,668	$26,136	$54,168	$52,442
Third party	2,555	5,874	4,732	12,351
Total pipelines and transportation	30,223	32,010	58,900	64,793
Operating costs and expenses:
Cost of goods sold	4,403	4,814	8,808	9,590
Operating expenses	7,933	6,899	16,088	14,639
Segment contribution margin	$17,887	$20,297	$34,004	$40,564
Total Assets	$338,781	$309,678

Wholesale Marketing and Terminalling
Net sales:
Affiliate	$12,156	$10,558	$22,275	$23,012
Third party	84,390	69,285	175,067	128,104
Total wholesale marketing and terminalling	96,546	79,843	197,342	151,116
Operating costs and expenses:
Cost of goods sold	80,636	68,287	168,821	130,264
Operating expenses	2,033	1,831	4,236	4,555
Segment contribution margin	$13,877	$9,725	$24,285	$16,297
Total Assets	$76,751	$72,093

Consolidated
Net sales:
Affiliate	$39,824	$36,694	$76,443	$75,454
Third party	86,945	75,159	179,799	140,455
Total consolidated	126,769	111,853	256,242	215,909
Operating costs and expenses:
Cost of goods sold	85,039	73,101	177,629	139,854
Operating expenses	9,966	8,730	20,324	19,194
Contribution margin	31,764	30,022	58,289	56,861
General and administrative expenses	2,656	2,698	5,504	5,611
Depreciation and amortization	5,742	4,812	10,935	9,808
(Gain) loss on asset disposals	(5)	—	7	(44)
Operating income	$23,371	$22,512	$41,843	$41,486
Total Assets	$415,532	$381,771

Delek Logistics Partners, LP
Segment Capital Spending
(In thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
Pipelines and Transportation	2017	2016	2017	2016
Maintenance capital spending	$1,355	$714	$3,043	$1,225
Discretionary capital spending	305	4	754	199
Segment capital spending	$1,660	$718	$3,797	$1,424
Wholesale Marketing and Terminalling
Maintenance capital spending	$214	$56	$417	$72
Discretionary capital spending	245	74	696	436
Segment capital spending	$459	$130	$1,113	$508
Consolidated
Maintenance capital spending	$1,569	$770	$3,460	$1,297
Discretionary capital spending	550	78	1,450	635
Total capital spending	$2,119	$848	$4,910	$1,932

Delek Logistics Partners, LP
Segment Data (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Pipelines and Transportation Segment:
Throughputs (average bpd)
Lion Pipeline System:
Crude pipelines (non-gathered)	59,953	56,302	59,351	56,322
Refined products pipelines	49,820	53,670	50,583	53,725
SALA Gathering System	15,957	18,288	16,242	18,645
East Texas Crude Logistics System	13,591	12,909	14,876	11,127
El Dorado Rail Offloading Rack	—	—	—	—

Wholesale Marketing and Terminalling Segment:
East Texas - Tyler Refinery sales volumes (average bpd)	77,878	70,188	70,677	68,301
West Texas marketing throughputs (average bpd)	13,422	12,594	13,942	13,482
West Texas marketing margin per barrel	$4.26	$2.13	$3.44	$1.00
Terminalling throughputs (average bpd)	128,111	126,476	122,026	122,645

U.S. Investor / Media Relations Contact:
Keith Johnson
Vice President of Investor Relations
615-435-1366